Exhibit 99.1


  Education Management Corporation Reports Fiscal 2005 First Quarter Results

    PITTSBURGH, Nov. 3 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the first quarter ended September 30, 2004. For the quarter, net revenues increased 26.4% to $213.6 million and net income grew 81.1% to $8.2 million, or $0.11 cents per diluted share.
    John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "We are pleased to report strong financial results for the first fiscal quarter. Our financial results benefited from good enrollment growth and from increased leverage on facilities and administrative functions. During the quarter, we also saw consistent year over year levels of student persistence.
    "We are experiencing strong interest in our academic programs across our education systems. While our 12.5% year-to-year enrollment growth in the recent fall term was less than our previous guidance, we continue to see exceptional opportunities in the education field. We expect double-digit enrollment growth going forward, in line with our long-term guidance, and we are increasing our diluted EPS estimate for the fiscal year ending June 30, 2005 to $1.28."

    Financial highlights:
     - Revenues for the three months ended September 30, 2004 increased 26.4% to $213.6 million, compared to $169.0 million for the same period a year ago. Revenue growth in the first quarter of fiscal 2005 primarily resulted from a 32.8% increase in total student enrollment from the prior year period and tuition increases. Average revenue per student declined slightly in the quarter compared to the prior year period due to the inclusion of three months of financial results from American Education Centers, compared to one month in the prior year period. Total enrollment at the start of the first quarter of fiscal 2005 was 53,073 students compared to 39,977 students for the same period last year.
     - First quarter income before interest and taxes (operating income) rose 79.3% to $14.5 million from $8.1 million for the same period a year ago. The consolidated operating margin improved 200 basis points year over year, due in part to greater leverage on personnel and facilities expenses. During the first fiscal quarter, the Company changed its accounting policy of allocating advertising and admissions expenses to each quarter within the fiscal year as permitted under APB 28, "Interim Financial Reporting." Under the new policy, the Company expenses all advertising and admissions costs in the period in which they are incurred for interim reporting purposes, consistent with reporting for annual periods. This change has no impact on the previously reported quarterly results for prior years. The change in accounting policy negatively impacted this year's first fiscal quarter results by approximately $2.1 million net of tax, or $0.03 cents per share.
     - The effective tax rate for the 2005 fiscal first quarter was 40.7%, up from 39.0% in the comparable prior year period. The fiscal 2005 provision reflects an increase in the valuation allowance against net operating loss carryforwards generated in the quarter by our operations in Canada.
     - Net income for the quarter grew 81.1% to $8.2 million, or $0.11 per diluted share, compared to $4.5 million, or $0.06 per diluted share, in the first quarter last year.
     - At September 30, 2004, the Company had cash and cash equivalents of $88.2 million and no short-term revolving credit borrowings. Cash flow from operations for the three-month period ended September 30, 2004 was $122.7 million compared to $82.5 million for the first quarter of fiscal 2004.
     - Capital expenditures for fiscal first quarter this year totaled $18.2 million on an accrual basis compared to $18.6 million in the prior year period.

    Student Enrollment
    At the start of the current fall quarter (second quarter of fiscal 2005), total enrollment at EDMC's schools was 66,179 students, a 12.5% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 12.0% to 65,879 students. Students taking 100% of their coursework online increased 112.9% to 2,508 students.


                                                     2005     2004       %
                                                     Fall     Fall    Change
    Total enrollment                               66,179   58,828    12.5%
    Same-school enrollment
    (owned for 1 year or more)                     65,879   58,828    12.0%

    Students taking 100% of
     their coursework online                        2,508    1,178   112.9%


    The Company's quarterly revenues and income fluctuate with student enrollment patterns. Student enrollment has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The Company's quarterly costs and expenses, however, do not fluctuate as significantly as revenues.

    Business Outlook
    The Company estimates revenue growth of 18% and diluted EPS of $0.52 for the fiscal second quarter. For the fiscal year ending June 30, 2005, the Company projects revenue growth of approximately 19% and diluted EPS of approximately $1.28. For the full fiscal year 2005, we anticipate an effective tax rate of 40.7%. Capital spending for the year is expected to be less than 9.5% of revenue.

    Conference Call with Management
    Education Management will host a conference call to discuss its fiscal 2005 first quarter results Thursday, Nov. 4 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2140 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at http://www.edmc.com .
    Education Management Corporation ( http://www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Student enrollment exceeded 66,000 as of fall 2004. EDMC has 67 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.


                       EDUCATION MANAGEMENT CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (Dollars in thousands, except per share amounts)

                                                     For the three months
                                                      ended September 30,
                                                          (unaudited)
                                                        2004        2003

    Net revenues                                      $213,594    $168,976

    Costs and expenses:
       Educational services                            150,825     123,599
       General and administrative                       46,532      35,862
       Amortization of intangible assets                 1,766       1,446
                                                       199,123     160,907

    Income before interest and taxes                    14,471       8,069
    Interest expense, net                                  723         690

    Income before income taxes                          13,748       7,379
    Provision for income taxes                           5,595       2,878

    Net income                                          $8,153      $4,501

    Diluted earnings per share*                          $0.11       $0.06

    Weighted average number of diluted shares
     outstanding (000's):*                              75,167      74,816

    * Prior period adjusted to reflect a 2-for-1
      stock split on December 22, 2003


    Selected Cash Flow Data:
                                                      For the three months
                                                       ended September 30,
                                                          (unaudited)
                                                        2004        2003

    Net cash flows provided by operating activities   $122,700     $82,456
    Depreciation and amortization                       14,495      12,588
    Capital expenditures                               (18,137)    (18,336)
    Net cash paid for acquisitions                     (11,031)   (149,050)


    Selected Consolidated Balance Sheet Data:
                                                       As of September 30,
                                                           (unaudited)
                                                         2004        2003
    Cash and cash equivalents                          $88,228     $20,263
    Receivables, net                                    62,964      58,083
    Current assets                                     197,262     124,518
    Total assets                                       827,291     713,293
    Current liabilities                                266,586     268,863
    Long-term debt (including current portion)           5,609      64,521
    Shareholders' investment                           541,341     434,585

    Certain amounts from prior periods have been reclassified to conform with the current presentation.


     FOR:  Education Management Corporation
           COMPANY CONTACTS:
           Robert McDowell
           Executive Vice President and Chief Financial Officer
           (412) 562-0900
           James Sober, CFA
           Vice President, Investor Relations
           (412) 995-7684

SOURCE  Education Management Corporation
    -0-                             11/03/2004
    /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Investor Relations, +1-412-995-7684, both of Education Management Corporation/
    /Web site:  http://www.edmc.com/
    (EDMC)

CO:  Education Management Corporation
ST:  Pennsylvania
IN:  EDU ART
SU:  ERN ERP CCA MAV